                                                                   EXHIBIT 10(A)
                              CONFIDENTIAL TREATMENT REQUESTED BY POWERTEL, INC.






                                  $265,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of February 6, 1998

                                      Among

                               POWERTEL PCS, INC.,

                                  as Borrower,

                               THE BANKS AND OTHER
                             FINANCIAL INSTITUTIONS
                                  LISTED ON THE
                             SIGNATURE PAGES HEREOF,

                               as Initial Lenders,

                                 ERICSSON INC.,

                                    as Agent,

                                       and

                         NATIONAL WESTMINSTER BANK PLC,

                             as Administrative Agent

                               TABLE OF CONTENTS


SECTION                                                                          PAGE
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01.  Certain Defined Terms                                                      2
1.02.  Computation of Time Periods                                               14
1.03.  Accounting Terms                                                          14

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
2.01.  Advances                                                                  15
2.02.  Making the Advances                                                       16
2.03.  Repayment of Advances                                                     17
2.04.  Prepayments                                                               17
2.05.  Interest                                                                  18
2.06.  Increased Costs, Etc.                                                     19
2.07.  Payments and Computations                                                 21
2.08.  Tax Forms                                                                 22
2.09.  Sharing of Payments, Etc.                                                 23
2.10.  Use of Proceeds                                                           23

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
3.01.  Conditions Precedent to Effectiveness                                     24
3.02.  Conditions Precedent to Each Borrowing                                    25
3.03.  [Intentionally Omitted]                                                   26
3.04.  Determinations Under Sections 3.01 and 3.05.                              26
3.05.  Conditions Precedent to Series B Advances                                 26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
4.01.  Representations and Warranties of the Borrower                            28

ARTICLE V

COVENANTS OF THE BORROWER
5.01.  Affirmative Covenants                                                     33
5.02.  Negative Covenants                                                        35
5.03.  Reporting Requirements                                                    37

ARTICLE VI

EVENTS OF DEFAULT
6.01.  Events of Default                                                         39

ARTICLE VII

THE AGENT AND THE ADMINISTRATIVE AGENT
7.01.  Authorization and Action                                                  43

7.02.  Agent's and Administrative Agent's Reliance, Etc.                         43
7.03.  Agent, Administrative Agent and Their Affiliates                          44
7.04.  Lender Credit Decision                                                    44
7.05.  Indemnification of the Agent and the Administrative Agent                 44
7.06.  Successor Agents and Administrative Agents                                45

ARTICLE VIII

MISCELLANEOUS
8.01.  Amendments, Etc.                                                          46
8.02.  Notices, Etc.                                                             46
8.03.  No Waiver; Remedies                                                       47
8.04.  Costs and Expenses                                                        47
8.05.  Right of Set-off                                                          48
8.06.  Binding Effect                                                            48
8.07.  Assignments and Participations                                            48
8.08.  Execution in Counterparts                                                 51
8.09.  Jurisdiction, Etc.                                                        51
8.10.  Governing Law                                                             52
8.11.  Waiver of Jury Trial                                                      52
8.12.  Confidentiality                                                           52
8.13.  Modification of Financial Tests                                           52

SCHEDULES

Schedule 2.01(a) - Series A Commitments
Schedule 2.01(b) - Series B Commitments
Schedule 4.01(a) - Stock Ownership of License Subsidiaries
Schedule 4.01(b) - Subsidiaries of Powertel
Schedule 4.01(j) - ERISA Schedule
Schedule 4.01(s) - Material Contracts
Schedule 6.01(o) - Minimum PCS Revenue
Schedule 6.01(q) - Net Worth
Schedule 6.01(s) - Subscribers
Schedule 6.01(t) - Ratio of Consolidated EBITDA to Consolidated Debt Service
Schedule 6.01(u) - Ratio of Consolidated Debt to Annualized Consolidated EBITDA
Schedule 6.01(v) - Maximum Aggregate Capital Expenditures

ANNEXES

Annex A-1
Annex A-2

EXHIBITS

Exhibit A        - Form of Note
Exhibit B        - Form of Notice of Borrowing
Exhibit C        - Form of Borrower Security Agreement
Exhibit D        - Form of Subsidiary Security Agreement
Exhibit E        - Form of Parent Guaranty

Exhibit F         - Form of Subsidiary Guaranty
Exhibit G         - Form of Assignment Agreement
Exhibit H         - Form of Acknowledgment and Consent

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          Dated as of February 6, 1998

                  AMENDED AND RESTATED CREDIT AGREEMENT among Powertel PCS, Inc., a Delaware corporation (formerly known as InterCel PCS Services, Inc. and Powertel, Inc.) (the "Borrower"), the banks and other financial institutions listed on the signature pages hereof (collectively, the "Initial Lenders"), Ericsson Inc. ("Ericsson"), as agent (together with any successor appointed pursuant to Article VII, the "Agent") for the Lenders (as hereinafter defined), and National Westminster Bank Plc, as administrative agent (together with any successor appointed pursuant to Article VII, the "Administrative Agent") for the Lenders.


PRELIMINARY STATEMENTS:

                  (1) The Borrower has entered into a Credit Agreement dated as of March 4, 1996, as amended by Amendment No. 1 to the Credit Agreement dated as of October 31, 1996, by Amendment No. 2 to the Credit Agreement dated as of March 31, 1997, by Amendment No. 3 to the Credit Agreement dated as of June 26, 1997, by Amendment No. 4 to the Credit Agreement dated as of November 18, 1997, and by Amendment No. 5 to the Credit Agreement dated as of December 23, 1997 (as so amended, the "Original Credit Agreement"), with the Initial Lenders referred to therein and the Agent. The Borrower has requested that the Initial Lenders amend and restate the Original Credit Agreement on the terms and conditions set forth in this Agreement and the Initial Lenders have so agreed.

                  (2) Powertel, Inc. is a leading provider of wireless telecommunications services in the southeastern United States and has acquired the licenses for the wireless personal communications services ("PCS") in the major trading areas ("MTA's") of Jacksonville, Florida; Memphis, Tennessee/Jackson, Mississippi; Birmingham, Alabama; and Atlanta, Georgia, and in the BTA Markets (as hereinafter defined).

                  (3) The Borrower and Ericsson have entered into a Purchase Agreement dated as of March 4, 1996 (as amended, supplemented or otherwise modified from time to time, the "Equipment Purchase Agreement") pursuant to which the Borrower has agreed, among other things, to purchase equipment and services from Ericsson for these MTA's pursuant to the terms of the Equipment Purchase Agreement (the "Ericsson Equipment").

                  (4) In connection with such purchases by the Borrower as contemplated by the Equipment Purchase Agreement, the Borrower has requested, and the Initial Lenders have agreed to provide the financing as contemplated herein on the terms and conditions of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acknowledgment and Consent" means an Acknowledgment and Consent in substantially the form attached hereto as Exhibit H.

                  "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with The Chase Manhattan Bank in New York City, New York.

                  "Advance" or "Advances" means one or more Series A Advances, Series B Advances or any combination thereof.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Eurodollar Lending Office.

                  "Applicable Margin" means ***.

                  "Assignment Agreement" means an Assignment Agreement in substantially the form attached hereto as Exhibit G.

                  "Atlanta MTA" means the MTA for Atlanta, Georgia.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time, as Citibank's base rate; ***

                           (b) ***.

                  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.05(a)(ii).

                  "Borrower" has the meaning specified in the recital of parties to this Agreement.

                  "Borrower Security Agreement" means the security agreement entered into between Borrower and the Agent for the benefit of the Lenders, substantially in the form attached hereto as Exhibit C.

                  "Borrowing" means a borrowing consisting of either Series A Advances or Series B Advances simultaneously made by the Lenders.

                  "BTA Equipment" means any equipment or services purchased by the Borrower under the Equipment Purchase Agreement for use in a BTA Market.

                  "BTA Markets" means (i) the Basic Trading Areas ("BTAs") of Bowling Green-Glasgow, Kentucky; Clarksville, Tennessee-Hopkinsville, Kentucky; Cookeville, Tennessee; Corbin, Kentucky; Evansville, Indiana; Knoxville, Tennessee; Lexington, Kentucky; Louisville, Kentucky; Madisonville, Kentucky; Nashville, Tennessee; Owensboro, Kentucky; Paducah-Murray-Mayfield, Kentucky; and Somerset, Kentucky; and (ii) such other BTAs as from time to time may be agreed upon by the Required Lenders.

                  "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York and on which dealings are carried on in the London interbank market.

                  "Capital Expenditures" means any payments which are made by a Person for, or in connection with, the rental, lease, purchase, construction or use of any real or personal property the value or cost of which, under GAAP, should be capitalized and appear on such Person's balance sheet in the category of property, plant or equipment, without regard to the manner in which such payments or the instrument pursuant to which they are made are characterized by such Person or any other Person.

                  "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

                  "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is subject to any Lien in favor of the Agent for the benefit of the Lenders.

                  "Collateral Documents" means the Borrower Security Agreement and the Subsidiary Security Agreements.


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                  "Commitment" means, with respect to any Lender, as of any date of determination, such Lender's aggregate (a) Series A Commitment and
         (b) Series B Commitment, collectively.

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Conversion", "Convert" and "Converted" each refers to a conversion of Eurodollar Rate Advances into Base Rate Advances pursuant to Section 2.06(c) and (d).

                  "Current Assets" of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

                  "Current Liabilities" of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

                  "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,
         (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                  "Debt Service" means, for any period, the sum of all principal payments scheduled to be made by the Borrower in respect of Debt during such period plus Interest Expense for such period.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "EBITDA" means, for any period, the sum, determined on a Consolidated basis, without duplication, of (a) net income (or net loss), (b) interest expense, (c) income tax expense, (d) depreciation expense and (e) amortization expense, in each case of Powertel and its Subsidiaries, determined in accordance with GAAP for such period.

                  "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender or of Telefonaktiebolaget LM Ericsson; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; (vii) Ericsson Finans AB or any other finance company or financial institution engaged in making, purchasing or otherwise investing in loans extended by Ericsson or an Affiliate of Ericsson; (viii) a partnership, trust or other entity that is engaged in making, purchasing or otherwise investing in, or monetizing, commercial loans and (ix) any other Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

                  "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

                  "Equipment" means all equipment referred to in Section 1(a) of the Borrower Security Agreement and the Subsidiary Security Agreements.

                  "Equipment Purchase Agreement" has the meaning specified in the third recital to this Agreement.

                  "Ericsson" has the meaning specified in the introductory paragraph to this Agreement.

                  "Ericsson Equipment" means, collectively, (a) the equipment and services defined as Ericsson Equipment in the third recital to this Agreement, and (b) any other equipment or services to be provided by Ericsson from time to time under the Equipment Purchase Agreement, including without limitation any BTA Equipment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

                  "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of a Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

                  "Eurodollar Rate" means for any Interest Period, the rate of interest per annum equal to the rate per annum obtained by dividing (a) the rate for deposits in U.S. dollars for a period equal to such Interest Period commencing on the first day of such Interest Period (i) appearing on page 3750 of the Telerate service as of 11:00 a.m. (London time) two (2) business days prior to the beginning of such Interest Period; provided, however, that in the event such rate does not appear on page 3750 of the Telerate service (or otherwise on such service), such rate shall be the rate per annum equal to the rate at which deposits in U.S. dollars are offered by the principal office of Citibank, N.A. in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two (2) business days before the first day of such Interest Period (rounded upward to the nearest 1/16th of 1%), in each case for a period equal to the Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such period.

                  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.05(a)(i).

                  "Eurodollar Rate Reserve Percentage" means the reserve percentage applicable two Business Days before the first day of a calendar quarter under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to three months.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Facility" means the Series A Facility or the Series B
         Facility.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fiscal Year" means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

                  "GAAP" has the meaning specified in Section 1.03.

                  "Guarantor" means Powertel, each Operating Subsidiary and each License Subsidiary.

                  "Guaranties" means each of the Parent Guaranty and the Subsidiary Guaranties.

                  "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

                  "Indemnified Party" has the meaning specified in Section 8.04(b).

                  "Initial Lenders" has the meaning specified in the introductory paragraph to this Agreement.

                  "Interest Expense" means, for any period, the aggregate amount of interest, commitment, agency and other fees paid or required to be paid in cash by Powertel and its Subsidiaries in respect of all Debt.

                  "Interest Period" means a three-month period.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Lenders" means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07.

                  "License Subsidiary" means each of Powertel Jacksonville Licenses, Inc., Powertel Memphis Licenses, Inc., Powertel Birmingham Licenses, Inc., Powertel Atlanta Licenses, Inc., Powertel Nashville Licenses, Inc., Powertel Knoxville Licenses, Inc., Powertel Kentucky Licenses, Inc. and any other Person established solely for the purpose of holding the Licenses now or hereafter acquired or owned by the Borrower and its Subsidiaries, which Person shall be a wholly owned Subsidiary of the Borrower.

                  "Licenses" means each of the PCS licenses for an MTA or a BTA issued by the Federal Communications Commission to the Borrower and its Subsidiaries.

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Loan Documents" means (a) this Agreement, (b) the Notes (c) the Guaranties and (d) the Collateral Documents, in each case as amended or otherwise modified from time to time.

                  "Loan Parties" means the Borrower and each Guarantor.

                  "Margin Stock" has the meaning specified in Regulation U.

                  "Material Adverse Change" means any material adverse change in the business, financial condition, operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

                  "MTA" has the meaning specified in the second recital to this Agreement.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the business, financial condition, operations, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party.

                  "Material Contract" means each contract of the Borrower and its Subsidiaries that Powertel or any of its Subsidiaries files with, or otherwise discloses to, the Securities and Exchange Commission or any governmental authority that may be substituted therefore or with any national securities exchange.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof. Notwithstanding the foregoing, this definition of Net Cash Proceeds shall not apply to or include any consideration received in connection with (a) any sale, lease, transfer or other disposition of any assets in the ordinary course of business and (b) the sale or issuance of any Debt or capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest by any Person.

                  "Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender.

                  "Notice of Borrowing" has the meaning specified in Section 2.02(a).

                  "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).

                  "Operating Subsidiaries" means each of Powertel/Jacksonville, Inc., Powertel/Memphis, Inc., Powertel/Birmingham, Inc.,
         Powertel/Atlanta, Inc., Powertel/Kentucky, Inc. and any other Person now or hereafter established or acquired as a Subsidiary of the Borrower to operate in a BTA Market.

                  "Original Credit Agreement" has the meaning specified in the first recital to this Agreement.

                  "Parent Guaranty" means the guaranty executed by Powertel in favor of the Agent for the benefit of the Lenders, substantially in the form attached hereto as Exhibit E, as amended, supplemented or otherwise modified from time to time.

                  "PCS" has the meaning set forth in the second recital to this Agreement.

                  "Permitted Liens" means: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than *** days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

                  "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "Powertel" means Powertel, Inc., a Delaware corporation (formerly known as InterCel, Inc.) and the holder of all of the outstanding capital stock of the Borrower.

                  "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

                  "Prospectus" means (a) the prospectus dated February 1, 1996 delivered in connection with the issuance of common stock of Powertel and (b) the prospectus dated February 1, 1996 delivered in connection with the 12% Senior Discount Notes Due 2006 of Powertel.

                  "Redeemable" means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                  "Register" has the meaning specified in Section 8.07(c).

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Required Lenders" means at any time Lenders owed or holding at least 66-2/3% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate unused Commitments at such time.

                  "Responsible Officer" means the chief financial officer or treasurer of any Loan Party.

                  "Restricted Subsidiary" means a Subsidiary that is "Restricted Subsidiary" for the purposes of the Indenture dated as of February 7, 1996 between Powertel, Inc. and Bankers Trust Company as in effect on the date hereof.

                  "Revenue" means, for any period, the operating revenue for the PCS services of Powertel and its Subsidiaries consisting of operating revenue derived from (a) monthly access charges for such services, (b) the air time charges for such services, (c) so-called "roaming revenue", (d) toll revenue, (e) operator services revenues, (f) the installation and connection of equipment, (g) the sale of PCS equipment and (h) all other revenues generated from the PCS network of the Borrower and the Operating Subsidiaries and infrastructure related thereto.

                  "Secured Obligations" has the meaning specified in the Collateral Documents.

                  "Secured Parties" means the Administrative Agent, the Agent and the Lenders.

                  "Series A Advance" means an Advance made by a Lender to the Borrower pursuant to Section 2.01(a) hereof, and "Series A Advances" means such Advances of all Lenders in the aggregate.

                  "Series A Commitment" means the commitment of a Lender to make Series A Advances pursuant to Section 2.01(a) hereof, and "Series A Commitments" means such commitments of all Lenders in the aggregate.

                  "Series A Facility" means, at any time, the aggregate amount of the Series A Commitments at such time.

                  "Series B Advance" means an Advance made by a Lender to the Borrower pursuant to Section 2.01(b) hereof, and "Series B Advances" means all such Advances of all Lenders in the aggregate.

                  "Series B Commitment" means the commitment of a Lender to make Series B Advances pursuant to Section 2.01(b) hereof, and "Series B Commitments" means such commitments of all Lenders in the aggregate.

                  "Series B Facility" means, at any time, the aggregate amount of the Series B Commitments at such time.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person,
         (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Subscriber" means, at any time, those subscribers to the PCS services of the Borrower and the Operating Subsidiaries for (i) the MTAs of Jacksonville, Florida; Memphis, Tennessee/Jackson, Mississippi; Birmingham, Alabama; (ii) the Atlanta MTA; and (iii) the BTA Markets
         (a) who have activated a PCS telephone number for use on the Borrower's or an Operating Subsidiary's PCS network for such services, (b) who are not ninety days or more past due with respect to any amounts owed to the Borrower or such Operating Subsidiaries and (c) who have not given any notice of termination.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Subsidiary Guaranties" means each of the guaranties executed by each Operating Subsidiary and License Subsidiary in favor of the Agent for the benefit of the Lenders, substantially in the form attached hereto as Exhibit F, in each case as amended, supplemented or otherwise modified from time to time.

                  "Subsidiary Security Agreements" means each of the security agreements executed by each of Operating Subsidiaries in favor of the Agent for the benefit of the Lenders, substantially in the form attached hereto as Exhibit D, in each case as amended, supplemented or otherwise modified from time to time.

                  "Termination Date" means the earlier of the fifth anniversary of the date of this Agreement and the date of termination in whole of the Commitments pursuant to Section 6.01.

                  "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. Advances. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to make the Advances described in subsections 2.01(a) and 2.01(b):

                  (a) Series A Advances. Each Lender having a Series A Commitment severally agrees, subject to the terms and conditions hereinafter set forth, to make Series A Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed such Lender's Series A Commitment at such time. The original amount of each Lender's Series A Commitment is set forth opposite its name on Schedule 2.01(a) annexed hereto and the aggregate original amount of the Series A Commitments is $165,000,000; provided that the Series A Commitment of each Lender shall be adjusted to give effect to any assignments of the Series A Commitments pursuant to Section 8.07 hereof; and provided further that the amount of each Lender's Series A Commitment shall be reduced by the amount of each Series A Advance made by such Lender. Each Borrowing made under this Section 2.01(a) shall consist of Series A Advances made simultaneously by the Lenders having Series A Commitments ratably according to their Series A Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

                  (b) Series B Advances. Each Lender having a Series B Commitment severally agrees, subject to the terms and conditions hereinafter set forth, to make Series B Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed such Lender's Series B Commitment at such time. The original amount of each Lender's Series B Commitment is set forth opposite its name on Schedule 2.01(b) annexed hereto and the aggregate original amount of the Series B Commitment is $100,000,000; provided that the Series B Commitment of each Lender shall be adjusted to give effect to any assignments of the Series B Commitments pursuant to Section 8.07 hereof; and provided further that the amount of each Lender's Series B Commitment shall be reduced by the amount of each Series B Advance made by such Lender. Each Borrowing under this Section 2.01(b) shall consist of Series B Advances made simultaneously by the Lenders having Series B Commitments ratably according to their Series B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Notwithstanding anything herein to the contrary, no Series B Advances shall be made hereunder until the full amount of all Advances available under the Series A Commitments have been drawn. The Series B Commitments and the Series B Advances thereunder shall be pari passu with the Series A Commitments and the Series A Advances, respectively, and all Commitments and Advances shall be subject to and made in accordance with the terms of this Agreement.

                  SECTION 2.02. Making the Advances. (a) Each Borrowing shall be in a minimum amount of $5,000,000 and shall be made on notice, given not later than 11:00 A.M.

(New York City time) on the third Business Day prior to the date of the proposed Borrowing to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a "Notice of Borrowing") shall be deemed a request by the Borrower to finance the payment of an invoice or invoices delivered by Ericsson pursuant to the Equipment Purchase Agreement. Each Notice of Borrowing shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) aggregate amount of such Borrowing, and (iii) identifying the invoices to be financed with the proceeds of such Borrowing; provided that if the Borrower elects to pay an invoice and subsequently finance such invoice with a Borrowing, such Borrowing must occur within ninety days of the date of the invoice being financed. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower as directed in the Notice of Borrowing. The Borrower hereby expressly agrees that the obligation of the Borrower to make any payments under this Agreement shall be unconditional and absolute irrespective of any claim, set-off, defense or other right that the Borrower may have at any time under the Equipment Purchase Agreement and the rights and obligations of the Borrower thereunder are separate and independent from this Agreement.

                  (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

                  (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. Repayment of Advances. (a) The Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, in *** provided, however, that the last such installment shall be an amount necessary to repay in full the unpaid principal amount of all Advances.

         (b) The aggregate amount of the Advances made in each calendar year shall have the same amortization schedule, as contemplated in subsection
(a) above. If requested by any Lender from time to time, the Borrower agrees to execute (i) a Note, in form and substance substantially the same as Exhibit A hereto, in the aggregate amount of the Advances made in any calendar year and reflecting the specific amortization schedule for such Advances and (ii) an additional Note or Notes in the aggregate amount of any other Advances payable to such Lenders and such Lender's unused Commitment. Upon the delivery of such Notes, the Lender shall surrender to the Borrower the Note payable to such Lender which had included the amount of the Advances made in such calendar year.

                  SECTION 2.04. Prepayments. (a) Optional. The Borrower may, upon at least three Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay at the end of the calendar quarter the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid. Each such prepayment (i) shall be applied pro rata between the outstanding Series A Advances and Series B Advances; and
(ii) shall be applied to reduce the scheduled principal installments of such Advances due pursuant to Section 2.03 hereof (x) first in inverse order of maturity to installments due after December 31, 2005 to the full extent thereof and (y) second ratably to installments due on or before December 31, 2005.


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                  (b) Mandatory. (i) No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds in excess of $5,000,000 in any 12 consecutive month period ("Excess Net Cash Proceeds"), the Borrower shall prepay the Advances in an aggregate amount equal to such Excess Net Cash Proceeds. Notwithstanding the foregoing, as long as no Default shall have occurred and be continuing, the Borrower shall not be required to make any mandatory prepayment pursuant to this Subsection 2.04(b)(i) to the extent the Excess Net Cash Proceeds are reinvested in productive assets used by the Borrower and its Subsidiaries in the conduct of its business within 180 days from the date of receipt thereof. If upon receipt of any Excess Net Cash Proceeds, the Borrower elects to reinvest the Excess Net Cash Proceeds as permitted under this Subsection 2.04(b)(i), (1) no later than the first Business Day following receipt of such Excess Net Cash Proceeds, the Borrower shall deliver an officers' certificate to the Administrative Agent demonstrating the derivation of such Excess Net Cash Proceeds and certifying the portion of such proceeds which the Borrower elects to reinvest in productive assets and certifying that no Default shall have occurred and be continuing and
(2) upon the expiration of 180 days after the date of receipt of the Excess Net Cash Proceeds certified as being scheduled for reinvestment, the Borrower shall deliver to the Administrative Agent an officers' certificate indicating the amount of Excess Net Cash Proceeds reinvested as of such date, the assets in which such Excess Net Cash Proceeds have been reinvested, and the amount of any remaining Excess Net Cash Proceeds which shall be applied to prepay the Advances as set forth in this Subsection 2.04(b)(i).

                  (ii) The Borrower shall prepay (A) all outstanding Advances, upon the termination of the Equipment Purchase Agreement as a result of a default thereunder by the Borrower and (B) all or a portion of the Advances which corresponds to the amount of any refund required to be made by Ericsson in accordance with the terms of the Equipment Purchase Agreement.

                  (iii) All prepayments under this Section 2.04(b) shall be made together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and shall be applied pro rata between the outstanding Series A Advances and Series B Advances and shall be applied to reduce the scheduled principal installments of such Advances due pursuant to Section 2.03 hereof in inverse order of maturity.

                  SECTION 2.05. Interest. (a) Scheduled Interest. (i) The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period to the sum of (A) the then applicable Eurodollar Rate plus (B) the Applicable Margin, payable in arrears on the last day of each Interest Period.

                  (ii) In the event that a Eurodollar Rate Advance is Converted into a Base Rate Advance in accordance with Section 2.06(c) or (d) or any Base Rate Advance is made, the Borrower shall pay interest on the unpaid principal amount of such Base Rate Advance owing to each Lender from the date of such Base Rate Advance until such principal amount shall be paid in full, at a rate per annum equal at all times to the Base Rate in effect from time to time plus *** payable in arrears on the last day of each calendar quarter.

                  (b) Default Interest. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum then required to be paid on Advances.

                  (c) Notice of Interest Rate. The Administrative Agent shall determine the applicable Eurodollar Rate two Business Days before the first day of each Interest Period after the date hereof and shall give the Borrower and each Lender notice of the applicable interest rate determined by the Administrative Agent for purposes of clause (a) as soon as possible after the determination thereof.

                  (d) Compensation for Breakage or Noncommencement of Interest Periods. The Borrower shall compensate each Lender, upon request of that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Advances and any loss, expense or liability sustained by that Lender in connection with the liquidation or reemployment of such funds) which that Lender may sustain (i) if for any reason (other than a default by that Lender) a borrowing of any Advances bearing interest at the Eurodollar Rate does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, (ii) if any prepayment (including prepayments pursuant to Section 2.04(b)) or other principal payment of any Advance bearing interest at the Eurodollar Rate occurs on a date prior to the last day of an Interest Period applicable to that Advance, (iii) if any prepayment of an Advance bearing interest at the Eurodollar Rate is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of any Advances bearing interest at the Eurodollar Rate when required by the terms of this Agreement.

                  SECTION 2.06. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that a Lender claiming additional amounts under this Section 2.06(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Within 45 days after a Lender obtains knowledge of an increased cost, such Lender shall notify the Borrower of the occurrence thereof and, as soon as practicable thereafter, deliver to the

Borrower a certificate setting out in reasonable detail the basis on which a claim for increased cost is based, which certificate shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend and other commitments of such type, then, within 15 days after demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. Within 45 days after a Lender obtains knowledge of an increased cost, such Lender shall notify the Borrower of the occurrence thereof and, as soon as practicable thereafter, deliver to the Borrower a certificate setting out in reasonable detail the basis on which such claim for increased cost is based, which certificate shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If the Required Lenders notify the Administrative Agent that the Eurodollar Rate for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances, the Administrative Agent shall forthwith so notify the Borrower and the Lenders in writing, whereupon (i) each such Eurodollar Rate Advance will automatically Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist; provided, however, the Lenders shall be obligated to make Base Rate Advances subject to the terms and conditions hereof during the period that Eurodollar Rate Advances shall be suspended.

                  (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender; provided further the Lenders shall be obligated to make Base Rate Advances subject to the terms and conditions hereof during the period that Eurodollar Rate Advances shall be suspended.

                  SECTION 2.07. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

                  (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                  (c) All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

                  (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

                  SECTION 2.08. Tax Forms. Each Lender shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of any assignment pursuant to Section 8.07, and from time to time thereafter as requested in writing by the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent with two original Internal Revenue Service forms 1001 or 4224 or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not a "bank" as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Lender delivers a form W-8, a certificate representing that such Lender is not a "bank" for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)) or form W-9, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender providing a form W-8, certifying that such Lender is a foreign corporation, partnership, estate or trust or in the case of a Lender providing a form W-9, certifying that such Lender is a domestic corporation, partnership estate or trust. If any form or document referred to in this Section 2.08 requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or, 4224 or W-8 or W-9 (or the related certificate described above), that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Administrative Agent and shall not be obligated to include in such form or document such confidential information.

                  SECTION 2.09. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.09 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  SECTION 2.10. Use of Proceeds. The proceeds of the Series A Advances and Series B Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to purchase the Ericsson Equipment in accordance with the terms of the Equipment Purchase Agreement for use in (i) the MTAs of Jacksonville, Florida; Memphis, Tennessee/Jackson, Mississippi; and Birmingham, Alabama; (ii) the Atlanta MTA; and (iii) the BTA Markets; provided that the proceeds of the Series B Advances shall be available (and the Borrower agrees that it shall use such proceeds) for use in any BTA Market only upon the satisfaction of the conditions precedent set forth in Section 3.05 hereof.


                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

                  SECTION 3.01. Conditions Precedent to Effectiveness. The effectiveness of the amendment and restatement of the Original Credit Agreement is subject to the satisfaction of the following conditions precedent:

                  (a) each of the Borrower, the Agent, the Administrative Agent and the Required Lenders shall have executed and delivered to the Agent counterparts of this Agreement;

                  (b) each of the Guarantors and Ericsson shall have executed and delivered to the Agent an Acknowledgment and Consent;

                  (c) Powertel shall have executed and delivered to the Agent the Parent Guaranty;

                  (d) each of the following representations and warranties of the Borrower shall be true, correct and complete on and as of the date hereof:

                                    (i) The execution, delivery and performance
                  by the Borrower of this Agreement and the other Loan Documents to which it is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene the Borrower's charter or bylaws, (ii) violate any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), or any order, writ, judgment, injunction, decree, determination or award, binding on or affecting the Borrower or any of its Subsidiaries or any of their properties, the effect of which would have a Material Adverse Effect, or (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, or any of its Subsidiaries or any of their properties except where such conflict would not have a Material Adverse Effect;

                                    (ii) No authorization or approval or other
                  action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Borrower of this Agreement or any of the Loan Documents to which it is a party;

                                    (iii) This Agreement has been duly executed
                  and delivered by the Borrower. This Agreement and each of the other Loan Documents to which the Borrower is a party are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms;

                                    (iv) The representations and warranties
                  contained in Article IV of this Agreement are true, correct and complete in all material respects on and as of the effective date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date; and

                                    (v) No event has occurred and is continuing
                  or will result from the consummation of the transactions contemplated by this Agreement that would constitute a Default; and

                  (e) the Agent shall have received such other approvals or documents as the Agent or any Lender (through the Agent) may reasonably request.

                  SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance pursuant to Section 2.01, and the right of the Borrower to request a Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing such statements are true):

                  (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date;

                  (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

                  (iii) the proceeds of each Borrowing shall be used to pay the invoices identified in the Borrowing Notice; and

                  (b) the Administrative Agent shall have received such other approvals or documents as any Lender through the Administrative Agent may reasonably request.

                  SECTION 3.03. [Intentionally Omitted].

                  SECTION 3.04. Determinations Under Sections 3.01 and 3.05. For purposes of determining compliance with the conditions specified in Sections
3.01 or 3.05, as the case may be, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless, in the case of Section 3.01, an officer of the Agent or, in the case of Section 3.05, an officer of the Administrative Agent, responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender specifying its objection thereto prior to
(a) the effectiveness of the amendment and restatement of the Original Credit Agreement (in the case of a determination under Section 3.01) or (b) an applicable Borrowing under the Series B Facility (in the case of a determination under Section 3.05); provided that with respect to any such Borrowing under the Series B Facility, such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowing.

                  SECTION 3.05. Conditions Precedent to Series B Advances. The obligations of the Lenders having Series B Commitments to make Series B Advances to the Borrower pursuant to Section 2.01(b) to purchase BTA Equipment for use in any BTA Market pursuant to the Equipment Purchase Agreement shall be subject in addition to the conditions set forth in Section 3.02 to the following conditions precedent:

                  (a) each Operating Subsidiary for each BTA Market for which BTA Equipment is being purchased shall have duly executed a Subsidiary Guaranty and a Subsidiary Security Agreement;

                  (b) each License Subsidiary holding a License for the BTA Market for which BTA Equipment is being purchased shall have duly executed a Subsidiary Guaranty; and

                  (c) the Administrative Agent shall have received the following items from each Subsidiary becoming a Loan Party pursuant to clause (a) or (b) of this Section 3.05:

                                    (A) certified copies of the resolutions of
                  the Board of Directors of each such Subsidiary approving this Agreement, the Notes, each other Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and each other Loan Document;

                                    (B) a copy of the charter of such Subsidiary
                  and each amendment thereto, certified (as of a date reasonably near the date of the Borrowing) by the Secretary of State of the jurisdiction of its incorporation as being a true and correct copy thereof;

                                    (C) a copy of a certificate of the Secretary
                  of State of the jurisdiction of its incorporation, dated reasonably near the date of the Borrowing, listing the charter of such Subsidiary and each amendment thereto on file in his office and certifying that (1) such amendments are the only amendments to such Subsidiary's charter on file in his office,
                  (2) such Subsidiary has paid all franchise taxes to the date of such certificate, and (3) such Subsidiary is duly incorporated and in good standing under the laws of the State of the jurisdiction of its incorporation;

                                    (D) a copy of a certificate of the Secretary
                  of State of the jurisdiction of its incorporation, dated reasonably near the date of the Borrowing, stating that such Subsidiary is duly qualified and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate;

                                    (E) a certificate of the Secretary or an
                  Assistant Secretary of such Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to sign this Agreement, the Notes and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder; and

                                    (F) a Subsidiary Security Agreement with
                  respect to each Operating Subsidiary referred to in clause (a) above, duly executed by such Operating Subsidiary in favor of the Agent for the benefit of the Lenders, together with the following items:

                                (1) certificates representing the Pledged
                           Shares referred to therein accompanied by undated stock powers executed in blank;

                                (2) acknowledgment copies of proper
                           financing statements, duly filed on or before the day of such Borrowing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under such Subsidiary Security Agreement, covering the Collateral described in such Subsidiary Security Agreement;

                                (3) completed requests for information,
                           dated on or before the date of the Borrowing, listing the financing statements referred to in subparagraph
                           (2) above and all other effective financing statements filed in the jurisdictions referred to in subparagraph (2) above that name the Borrower or any other Loan Party as debtor, together with copies of such other financing statements;

                                (4) evidence of the insurance required by
                           the terms of such Subsidiary Security Agreements;

                                (5) consents and agreements of lessors and
                           other third parties, and such estoppel letters and other confirmations, as the Administrative Agent may deem necessary or desirable;

                                (6) evidence that all other action that the
                           Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under such Subsidiary Security Agreement has been taken; and

                                (7) a favorable opinion of local counsel to
                           the Borrower, acceptable to the Administrative Agent, in jurisdictions in which the Equipment is located, in form and substance reasonably satisfactory to the Lenders and as to such other matters as any Lender through the Administrative Agent may reasonably request; and

                  (d) the Administrative Agent shall have received an opinion of counsel to each Subsidiary becoming a Loan Party pursuant to clause (a) or (b) of this Section 3.05 and the Collateral Documents and Guaranties delivered hereunder on behalf of such Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and
         (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding capital stock of the License Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by each of the Operating Subsidiaries in the amounts specified on Schedule 4.01(a) free and clear of all Liens, except those created under the Collateral Documents.

                  (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of Powertel, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by Powertel and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and all of the outstanding capital stock of the Operating Subsidiaries and the License Subsidiaries is owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation,
         (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is a party and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or bylaws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award the effect of which would have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of their respective properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

                  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes and any other Loan Document to which it is a party or the other transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent, the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

                  (e) This Agreement has been, and each of the Notes and each other Loan Document when executed and delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes and each other Loan Document when executed and delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

                  (f) The Consolidated balance sheets of Powertel and its Subsidiaries as at December 31, 1994, and the related Consolidated statements of income and Consolidated statement of cash flows of Powertel and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Arthur Andersen LLP, independent public accountants or other independent public accountants of regional or national recognized standing acceptable to the Required Lenders, and the Consolidated balance sheets of Powertel and its Subsidiaries as at September 30, 1995, and the related Consolidated statements of income and Consolidated statement of cash flows of Powertel and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of Powertel, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as at September 30, 1995, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of Powertel and its Subsidiaries as at such dates and the Consolidated results of the operations of Powertel and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 1994, there has been no Material Adverse Change.

                  (g) No information, exhibit or report furnished by any Loan Party to the Agent, the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

                  (h) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) if adversely determined would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

                  (i) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                  (j) Neither the Borrower nor any of its ERISA Affiliates maintains or contributes to, or has maintained or contributed to, any Single Employer Plan, Multiemployer Plan or Multiple Employer Plan, other than as disclosed on Schedule 4.01(j) hereto and as to which aggregate Liability of the Borrower and its ERISA Affiliates shall not exceed $1,000,000.

                  (k) Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

                  (l) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and no circumstances exist, no event or condition has occurred and is continuing with respect to the Borrower or any of its Subsidiaries relating to compliance with any Environmental Laws or any release of hazardous materials which, individually or in the aggregate, has had or will have a Material Adverse Effect, and no circumstances exist that could cause any property of any Loan Party or any Subsidiary thereof to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law except where the failure to so comply would not have a Material Adverse Effect.

                  (m) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

                  (n) The Collateral Documents create a valid first priority security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

                  (o) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except for taxes being contested in good faith and against which appropriate reserves are being maintained.

                  (p) Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (q) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

                  (r) There is no Debt of the Borrower and its Subsidiaries outstanding on the date hereof.

                  (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all Material Contracts, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by any party thereto that would have a Material Adverse Effect.

                  (t) No Prospectus as of its date of issue contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they are or were made, not misleading, and the issuance of the common stock and units of Powertel as contemplated by the Prospectuses complied, in all material respects, with all applicable laws, rules, regulations and orders.

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

                  SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders except, in any case, where the failure to so comply would not have a Material Adverse Effect.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

                  (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws, except where failure to so comply would not have a Material Adverse Effect.

                  (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, including, without limitation, the Ericsson Equipment.

                  (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that any of the Operating Subsidiaries or License

         Subsidiaries may reincorporate in Delaware so long as the reincorporation documents therefor do not alter the current capital structure of such entity and otherwise conform substantially to the Borrower's charter and bylaws; and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof does not cause a Material Adverse Effect.

                  (f) Visitation Rights. At any reasonable time during normal business hours and upon one Business Day's prior notice, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Operating Subsidiary or License Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and any Operating Subsidiary or License Subsidiary with any designated officer or director and with their independent certified public accountants; provided, however, the Borrower shall not be required to provide any information regarding competitors of Ericsson, documents subject to confidentiality or other information of a similar type.

                  (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                  (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (i) Performance of the Equipment Purchase Agreement. Perform and observe in all material respects all of the terms and provisions of the Equipment Purchase Agreement to be performed or observed by it and maintain the Equipment Purchase Agreement in full force and effect.

                  (j) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, and cause each of its Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate, would not have a Material Adverse Effect.

                  (k) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                  (l) Solvency. Remain Solvent and cause each Operating Subsidiary and License Subsidiary to remain Solvent.

                  (m) Leases. In connection with (i) any leases entered into by the Borrower relating to any property on which any Collateral with a purchase price in excess of $500,000 shall be located or stored, the Borrower shall obtain provisions in such leases or shall obtain consents from landlords containing such provision substantially similar to those provisions set forth in Annex A-1 or as shall otherwise be reasonably satisfactory to the Administrative Agent and (ii) any leases entered into by the Borrower after October 28, 1996 relating to any property on which any other Collateral shall be located or stored, the Borrower shall use reasonable efforts to obtain provisions in such leases substantially similar to those provisions set forth in Annex A-2.

                  (n) License Subsidiaries. All Licenses now or hereafter owned by the Borrower and its Subsidiaries shall be owned and held by License Subsidiaries, which License Subsidiaries (i) shall at all times be wholly owned Subsidiaries of the Borrower or a wholly owned Subsidiary of the Borrower, (ii) shall have executed and delivered a Subsidiary Guaranty, and (iii) shall have all of their outstanding capital stock pledged to the Agent to secure the Obligations hereunder. License Subsidiaries shall not engage in any business other than the holding of the Licenses and the performance of their respective obligations under their respective Subsidiary Guaranties. License Subsidiaries shall not own any assets other than the Licenses.

                  SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower will not, at any time:

                  (a) Debt. Permit any License Subsidiary to create, incur, assume or suffer to exist, any Debt.

                  (b) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of the Operating Subsidiaries or License Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than Inventory to be sold in the ordinary course of its business, except:

                      (i) any sale, lease, transfer or other disposition of Inventory in the ordinary course of its business;

                      (ii) any sale, lease, transfer or other disposition
                  of assets other than Collateral to Powertel, the Borrower or any Restricted Subsidiary; and

                      (iii) any sale, lease, transfer or other disposition
                  of assets for cash; provided that (A) the consideration received is equal to the fair market value of such assets and
                  (B) to the extent the aggregate Net Cash Proceeds received by the Company in any 12 consecutive month period exceed ***, the Company shall apply such Net Cash Proceeds in accordance with Subsection 2.04(b)(i) hereof.

                  (c) Change in Nature of Business. Make, or permit any of the Operating Subsidiaries or License Subsidiaries to make, any material change in the nature of its business.

                  (d) Charter Amendments. Amend, or permit any of the Operating Subsidiaries or License Subsidiaries to amend, its certificate of incorporation or bylaws if such amendment would have a Material Adverse Effect.

                  (e) Accounting Changes. Make or permit, or permit any of the Operating Subsidiaries or License Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as disclosed in its financial statements or as consistent with the reporting practices of Powertel and its Subsidiaries.

                  (f) Restrictions on Distributions, etc. Permit any of the Operating Subsidiaries or License Subsidiaries to enter into or suffer to exist, any agreement restricting the ability of such Subsidiary to declare dividends or make other distributions to the Borrower in respect of such Subsidiary's capital stock or make loans to the Borrower.

                  (g) Restrictions on Issuances of Stock. Permit any Operating Subsidiary to issue any capital stock, except to the Borrower, or permit any License Subsidiary to issue any capital stock, except as permitted in accordance with Section 10 of each Subsidiary Security Agreement.

                  (h) Partnerships, Etc.. Become a general partner in any general or limited partnership or joint venture, or permit any of the Operating Subsidiaries or License Subsidiary to do so.

                  (i) Equipment Purchase Agreement. Default in any material respect in the performance or observance of any of the covenants or conditions on its part to be performed or observed under the Equipment Purchase Agreement.

                  (j) ERISA. Establish or maintain any Single Employer Plan, Multiemployer Plan or Multiple Employer Plan, other than as described in Schedule 4.01(j).

                  SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Lenders:

                  (a) Default Notice. As soon as possible and in any event within five (5) Business Days after the president, vice-president or chief executive officer of the


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

         Borrower obtains knowledge of the occurrence of each Default a statement of such officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

                  (b) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated and consolidating balance sheets of Powertel and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of Powertel and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of Powertel and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Sections 6.01(o) through 6.01(v); provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 6.01(o) through 6.01(v), a statement of reconciliation conforming such financial statements to GAAP.

                  (c) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for Powertel and its Subsidiaries, including therein Consolidated and consolidating balance sheets of Powertel and its Subsidiaries as of the end of such Fiscal Year and Consolidated and consolidating statements of income and a Consolidated and consolidating statement of cash flows of Powertel and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders of Arthur Andersen LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of Powertel and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 6.01(o) through 6.01(v); provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Sections 6.01(o) through 6.01(v), a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of the chief financial officer of the Borrower stating that no

         Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

                  (d) Business Plan. As soon as available and in any event no later than 30 days after the end of each Fiscal Year, a detailed business plan and forecasts prepared by management of the Borrower, in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements prepared on a monthly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each Fiscal Year thereafter until the Advances have been paid in full.

                  (e) Monthly Information Report. Promptly after each calendar month, information concerning subscribers and revenues in such form as the parties hereto shall reasonably agree.

                  (f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(h).

                  (g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that Powertel or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that Powertel or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

                  (h) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and containing such additional information as any Lender (through the Administrative Agent) may reasonably specify.

                  (i) Other Information. Such other information respecting the business, financial condition, operations, properties or prospects of any Loan Party as any Lender (through the Administrative Agent) may from time to time reasonably request.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within *** days after the same becomes due and payable; or

                  (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.02 or 5.03; or

                  (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for *** consecutive days after the earlier of the date on which (A) a Responsible Officer of any Loan Party becomes aware of such failure or
         (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                  (e) any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $*** either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                  (f) any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) any judgment or order for the payment of money in excess of *** shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 3.05 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

                  (j) any Collateral Document after delivery thereof pursuant to Article III of the Original Credit Agreement or Section
         3.05 of this Agreement shall for any reason (other than pursuant to the terms thereof) cease to create a valid lien on and security interest in the Collateral purported to be covered thereby; such lien on and security interest in the Collateral ceases to be perfected and first priority; or the Borrower or any Operating Subsidiary shall fail to comply respectively with Section 8 of the Borrower Security Agreement or Section 10 of the Subsidiary Security Agreement; or


---------------------

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                  (k) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Powertel (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Powertel; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Powertel shall cease for any reason to constitute a majority of the board of directors of Powertel; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Powertel; or

                  (l) Powertel shall cease to own 100% of the Voting Stock of the Borrower and its Subsidiaries; or

                  (m) (i) the Equipment Purchase Agreement shall cease to be in full force and effect as a direct consequence of an uncured default thereunder by the Borrower; or (ii) there shall have occurred any breach in the obligations of Powertel, the Borrower, or any of its Subsidiaries in respect of the exclusive supply arrangements with Ericsson set forth in the Equipment Purchase Agreement, as amended; or

                  (n) any License shall cease to be in full force and effect; or

                  (o) Powertel and its Subsidiaries shall fail to have earned for each fiscal quarter of Powertel, Consolidated Revenue of not less than the applicable amount set forth on Schedule 6.01(o) for such fiscal quarter; or

                  (p)      [Intentionally left blank]; or

                  (q) Powertel shall fail to maintain at the end of each fiscal quarter of Powertel an excess of Consolidated total assets over Consolidated total liabilities not less than the amount set forth on
         Schedule 6.01(q) for such fiscal quarter; or

                  (r)      [Intentionally left blank]; or

                  (s) The Borrower shall permit the aggregate number of Subscribers at any time during any period set forth on Schedule 6.01(s) to be less than the number set forth for such period; or

                  (t) Powertel shall fail to maintain, for each period ending on the last day of each fiscal quarter of Powertel as set forth on Schedule 6.01(t), a ratio of Consolidated EBITDA for such period multiplied by 4 to Consolidated Debt Service for such period multiplied by 4 of not less than the ratio set forth for such period on such schedule; or

                  (u) Powertel shall permit the ratio of Consolidated Debt as of the last day of each fiscal quarter of Powertel as set forth on
         Schedule 6.01(u) to Consolidated EBITDA
         for such period multiplied by 4 to be greater than the ratio set forth for such period on such schedule; or

                  (v) Powertel and its Subsidiaries shall make any Capital Expenditures that would cause the aggregate cumulative amount of all such Capital Expenditures made by Powertel and its Subsidiaries commencing January 1, 1997 to exceed the amount set forth on Schedule 6.01(v) as of the end of each period set forth on such schedule;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE VII

                     THE AGENT AND THE ADMINISTRATIVE AGENT

                  SECTION 7.01. Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes each of the Agent and the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to each of the Agent and the Administrative Agent, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent and the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that neither the Agent nor the Administrative Agent shall be required to take any action that exposes the Agent or the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the Collateral Documents, as the case may be.

                  SECTION 7.02. Agent's and Administrative Agent's Reliance, Etc. None of the Agent, the Administrative Agent or any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Loan

Documents, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent and the Administrative
Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. Agent, Administrative Agent and Their Affiliates. With respect to their Commitments, the Advances made by each of them and the Notes issued to each of them, the Agent and the Administrative Agent shall each have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent or the Administrative Agent, as applicable; and the term "Lender" shall, unless otherwise expressly indicated, include both the Agent and the Administrative Agent, each in its individual capacity. The Agent, the Administrative Agent and their respective affiliates may generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if the Agent and the Administrative Agent were not the Agent and the Administrative Agent, respectively, and without any duty to account therefor to the Lenders.

                  SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05. Indemnification of the Agent and the Administrative Agent. Each Lender severally agrees to indemnify the Agent and the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent or the Administrative Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Agent or the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of
(a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders and (b) the aggregate unused portions of their respective Commitments at such time. The failure of any Lender to reimburse the Agent or the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender to the Agent or the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or the Administrative Agent for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

                  SECTION 7.06. Successor Agents and Administrative Agents. The Agent and the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent or the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent or Administrative Agent, as the case may be. If no successor Agent or successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's or Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent or Administrative Agent, then the retiring Agent or Administrative Agent, as appropriate, may, on behalf of the Lenders, appoint a successor Agent or Administrative Agent, as appropriate, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent or as Administrative Agent hereunder by a successor Administrative Agent, and, in the case of a successor Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent or Administrative Agent, as the case may be, shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent or Administrative Agent, as applicable, and the retiring Agent or Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's or Administrative Agent's resignation or removal hereunder as Agent or Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Administrative Agent, as the case may be, under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section
3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the number of Lenders or the percentage of (x) the Commitments, or (y) the aggregate unpaid principal amount of the Advances, in each case, which shall be required for the Lenders or any of them to take any action hereunder, (iii) release any material portion of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on any item of Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents, (iv) amend this Section 8.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or (viii) limit the liability of any Loan Party under any of the Loan Documents; provided further that no amendment, waiver or consent shall, unless in writing and signed by the the Administrative Agent or the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Agent, as the case may be, under this Agreement, the Notes or the Collateral Documents. The Administrative Agent shall be authorized to modify Schedules 2.01(a) and 2.01(b) in the event of the assignment of any Commitment hereunder.

                  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 1239 O.G. Skinner Drive, West Point, Georgia 31833 Attention: Rick Astor; if to any Lender, at its address specified to the Administrative Agent; if to the Agent, at its address at 740 East Campbell Road, Richardson Texas 75081; and if to the Administrative Agent, at its address at 175 Water Street, New York, NY 10038,
Attention: Robert Karlovits and Jeff Dykes; or, as to the Borrower, the Agent or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Agent and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the

Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender, the Agent or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Agent and the Administrative Agent in connection with the preparation, execution and delivery of the Loan Documents up to an amount not to exceed the amount separately agreed prior to the date hereof, (ii) all costs and expenses in connection with filing, recording and the granting and perfection of, the security interests in the Collateral, (iii) the reasonable fees and expenses of counsel for each of the Agent and the Administrative Agent with respect thereto, with respect to advising each of the Agent and the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (iv) all costs and expenses of the Agent, the Administrative Agent and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Agent, the Administrative Agent and each Lender with respect thereto).

                  (b) The Borrower agrees to indemnify and hold harmless the Agent, the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                  (c) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.06 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

                  SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its respective Affiliates may have.

                  SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and the Administrative Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment) shall in no event be less than $5,000,000; (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with
(x) any Note subject to such assignment and (y) a processing and recordation fee of $3,500 (provided, however, that no such fee shall be required to be paid in connection with the processing and recordation of any of the first six Assignment Agreements pursuant to which all or part of a Lender's Series B Commitment and/or any Series B Advances owing to any Lender are assigned). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment Agreement, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) such assignee will, independently and without reliance upon the Agent, the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each of the Agent and the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent and the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit G hereto, (i) accept such

Assignment Agreement, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Borrower, and (iv) give prompt notice to the Borrower of the request, if any, by such assignee and/or by the assigning Lender in respect of the Commitment retained by it under any Facility, for the execution of a new Note or Notes pursuant to Section 2.03(b). Within five Business Days after its receipt of the notice referred to in clause (iv) above, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the surrendered Note(s), if any) a new Note or Notes, as applicable, (x) to the order of such assignee, in an amount equal to the Commitment assumed by it under a Facility pursuant to such Assignment Agreement, and/or (y) to the order of the assigning Lender, in an amount equal to the Commitment retained by it under such Facility. Any new Note or Notes issued to any Lender shall be in an aggregate principal amount equal to the aggregate principal amount of the Commitment assumed or retained by such Lender, shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of Exhibit A hereto.

                  (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) no such participation shall result in any increased costs to the Borrower and (vi) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to be bound by the confidentiality provisions set forth in Section 8.12 of this Agreement.

                  (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.09. Jurisdiction, Etc. (a) The Borrower hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

                  (b) The Borrower hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. The Borrower hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 8.11. Waiver of Jury Trial. Each of the Borrower and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Agent, the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

                  SECTION 8.12. Confidentiality. None of the Agent, the Administrative Agent, the Lenders or the Borrower shall disclose the terms of this Agreement, the other Loan Documents or the transactions contemplated thereby to any Person without the consent of the other parties hereto, other than (a) to the Agent's, the Administrative Agent's, the Lender's or the Borrower's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority.

                  SECTION 8.13. Modification of Financial Tests. Prior to January 31, 1998, the Borrower and Lenders shall negotiate in good faith financial tests consisting of (a) a ratio of EBITDA to debt service of Powertel and its Subsidiaries, (b) a ratio of Debt to EBITDA of

Powertel and its Subsidiaries and (c) a level of maximum capital expenditure, in each case, based upon the business plan for 1998 delivered by the Borrower to the Lenders in accordance with Section 5.03(d).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    POWERTEL PCS, INC., as Borrower


                                    By: /s/ Allen E. Smith
                                    Name:  Allen E. Smith
                                    Title:    President


                                    ERICSSON INC., as a Lender and as Agent


                                    By: /s/ Lawrence F. Lyles
                                    Name:  Lawrence F. Lyles
                                    Title:   Vice President/General Counsel


                                    NATIONAL WESTMINSTER BANK PLC,
                                    as a Lender and as Administrative Agent


                                    By: /s/ Jeffry S. Dykes
                                    Name:  Jeffry S. Dykes
                                    Title:    Vice President

                                    CREDIT SUISSE FIRST BOSTON,
                                    as a Lender


                                    By: /s/ Barry A. Zamore
                                    Name:   Barry A. Zamore
                                    Title:      Associate


                                    By: /s/ Claire M. McCarthy
                                    Name:   Claire M. McCarthy
                                    Title:      Managing Director


                                    CYPRESS TREE INVESTMENT
                                    PARTNERS I, LTD., as a Lender

                                    By: CYPRESS TREE
                                    INVESTMENT MANAGEMENT
                                    COMPANY, INC., as Portfolio
                                    Manager


                                    By: /s/ Philip C. Robbins
                                    Name:   Philip C. Robbins
                                    Title:     Vice President

                                    FIRST ALLMERICA FINANCIAL
                                    LIFE INSURANCE COMPANY, as a Lender

                                    By: CYPRESS TREE
                                    INVESTMENT MANAGEMENT
                                    COMPANY, INC., as Attorney-in-Fact and
                                    Portfolio Manager


                                    By: /s/ Philip C. Robbins
                                    Name:   Philip C. Robbins
                                    Title:     Vice President

                                    GENERAL ELECTRIC CAPITAL
                                    CORPORATION (TFS), as a Lender


                                    By: /s/ L.W. Middleton
                                    Name:   L.W. Middleton
                                    Title:     A. Secretary



                                    GOLDMAN SACHS CREDIT PARTNERS
                                    L.P., as a Lender


                                    By: /s/ Stephen B. King
                                    Name:   Stephen B. King
                                    Title:     Authorized Signatory

                                    MERRILL LYNCH, PIERCE, FENNER &
                                    SMITH, INCORPORATED, as a Lender


                                    By: /s/ Thomas J. Gahan
                                    Name:   Thomas J. Gahan
                                    Title:      Managing Director

                                    MERRILL LYNCH SENIOR FLOATING
                                    RATE FUND, INC., as a Lender


                                    By: /s/ Thomas J. Gahan
                                    Name:   Thomas J. Gahan
                                    Title:      Managing Director


                                    OCTAGON CREDIT INVESTORS
                                    LOAN PORTFOLIO (A UNIT OF THE
                                    CHASE MANHATTAN BANK),
                                    as a Lender


                                    By: /s/ Andrew D. Gordon
                                    Name:   Andrew D. Gordon
                                    Title:     Managing Director


                                    KZH HOLDING CORPORATION III,
                                    as a Lender


                                    By: /s/ Virginia R. Conway
                                    Name:   Virginia R. Conway
                                    Title:     Authorized Agent

                                    PRIME INCOME TRUST,
                                    as a Lender


                                    By: /s/ Rafael Scolari
                                    Name:   Rafael Scolari
                                    Title:     S.V.P. Portfolio Manager


                                    PUTNAM HIGH YIELD ADVANTAGE
                                    FUND, as a Lender


                                    By: /s/ John R. Verani
                                    Name: John R. Verani
                                    Title:   Vice President


                                    PUTNAM HIGH YIELD TRUST,
                                    as a Lender


                                    By: /s/ John R. Verani
                                    Name:  John R. Verani
                                    Title:    Vice President


                                    PUTNAM VARIABLE TRUST - HIGH
                                    YIELD FUND, as a Lender


                                    By: /s/ John R. Verani
                                    Name:  John R. Verani
                                    Title:    Vice President

                                    THE TORONTO-DOMINION BANK,
                                    as a Lender


                                    By: /s/ David G. Parker
                                    Name:  David G. Parker
                                    Title:    Vice President

                                    VAN KAMPEN AMERICAN CAPITAL
                                    PRIME RATE INCOME TRUST,
                                    as a Lender


                                    By: /s/ Jeffrey W. Mailet
                                    Name:  Jeffrey W. Mailet
                                    Title:    Senior Vice President & Director